UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 22, 2007

U.S. Dry Cleaning Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-23305	77-0357037
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

125 E. Tahquitz Canyon, Suite 203 Palm Springs, California	92262
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (760) 322-7447

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR240.13e-4(c))

CURRENT REPORT ON FORM 8-K

U.S. DRY CLEANING CORPORATION

October 22, 2007

Item 1.01.	Entry into a Material Definitive Agreement.

On October 22, 2007, U.S. Dry Cleaning Corporation, a Delaware corporation (the “Parent”), Steam Press Holdings, Inc., a Hawaii corporation and wholly-owned subsidiary of Parent (“SPH”), and USDC Caesars Hawaii, Inc., a Hawaii corporation and a wholly-owned subsidiary of SPH (the “Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Robinson Corp., a Hawaii corporation d/b/a Caesars Cleaners (the “Company”), and, solely for the purposes of certain provisions of the Merger Agreement, Thurston John Robinson and Theresa Paulette Winn, the sole stockholders of the Company (the “Stockholders”).

The Merger Agreement provides for, subject to the terms and conditions contained therein, the Parent’s acquisition of the Company by way of merger of the Company with and into the Merger Sub, whereby the separate corporate existence of the Company will cease and the Merger Sub will continue as the surviving corporation and a wholly-owned subsidiary of SPH.

Pursuant to the Merger Agreement, at the closing of the merger, all shares of Company common stock issued and outstanding immediately prior to the effective time of the merger will be automatically converted into the right to receive at the closing:  (i) fully paid and nonassessable shares of Parent common stock (the “Merger Shares”) in an amount equal to $658,000, divided by the “Average Parent Stock Price,” defined as an amount equal to the average of the daily closing sales prices for the Parent common stock for each of the five consecutive trading days ending with and including the second complete trading day prior to the closing; (ii) an amount in cash equal to $875,000, less the good faith deposit previously paid by the Parent to the Company (the “Cash Amount”); and (iii) the seller notes in the aggregate principal amount of $500,000 (the “Seller Notes”); constituting payment of total consideration of $2,033,000. The Cash Amount is subject to adjustment as a result of changes in the Company’s net working capital and debt at the time of closing, and to the extent any Company transaction costs need to be borne by the Parent. The consideration to be paid to the Stockholders will be paid pro rata based on their respective percentage ownership of the Company.

At the merger closing date, the Parent will deposit with an escrow agent the Merger Shares (the “Escrow Shares”) as partial satisfaction of the purchase price and the parties to the Merger Agreement will enter into an Escrow Agreement with the escrow agent.

The Board of Directors of the Parent, SPH, the Merger Sub and the Company have unanimously approved the Merger Agreement and the parties have made customary representations, warranties and covenants in the Merger Agreement for a transaction of this type.  The survival period of the representations and warranties made by the parties is 24 months.  The Stockholders will indemnify Parent and its affiliates for any breaches of their representations, warranties and covenants up to a maximum amount equal to the sum of the Escrow Shares and the Seller Notes.

The Merger Sub will enter into a Non-Compete Agreement with each of the Stockholders for a five year term.  Subject to the terms and conditions of the Non-Compete Agreement, the Stockholders will not (i) engage in any “Competitive Activity” in the “Restricted Territory” (as those terms are defined in the Non-Compete Agreement) or (ii) obtain any benefit from any affiliate of the Stockholder engaged in any Competitive Activity in the Restricted Territory.

Neither the Company nor the Stockholders has had any material relationship or association with the Parent.

The foregoing summary description of the Merger Agreement is qualified by reference to the full text thereof, a copy of which is filed herewith as Exhibit 2.1, incorporated herein in its entirety.

We announced the Merger Agreement in a press release issued on October 25, 2007, a copy of which is attached as Exhibit 99.1 hereto and is incorporated in its entirety by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.                                Description

2.1
Agreement and Plan of Merger, dated as of October 22, 2007, by and among U.S. Dry Cleaning Corporation, Steam Press Holdings, Inc., USDC Caesars Hawaii, Inc., Robinson Corp., and, solely for the purposes of certain provisions of the Agreement, Thurston John Robinson and Theresa Paulette Winn, the sole stockholders of Robinson Corp.

99.1	Press Release of U.S. Dry Cleaning Corporation issued October 25, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

U.S. DRY CLEANING CORPORATION

Date: October 26, 2007	By: /s/ Robert Y. Lee Robert Y. Lee Chief Executive Officer